Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES NO QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, September 18, 2018 – Simmons Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”), today declared there will be no quarterly cash distribution to the holders of its units of beneficial interest for the third quarter of 2018 that would have been payable on October 12, 2018, to unitholders of record on September 28, 2018. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution amount remains at $0.00 per unit for the second consecutive quarter. As compared to the previous quarter, there was an increase in the production of oil while the production of natural gas decreased. Pricing of oil increased from the previous quarter while pricing of natural gas decreased slightly. Due to the timing of revenue receipts and the payment of expenses, the distributable income is not sufficient to have funds available for distribution to unitholders this quarter.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Simmons Bank
Toll Free (855) 588-7839